Exhibit 99.1

NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Steven D. Oldham Louis A. Raspino (713) 789-1400

PRIDE INTERNATIONAL, INC. PRICES OFFERING OF
$500 MILLION OF 7 3/8% SENIOR NOTES DUE 2014

     HOUSTON, TEXAS, June 22, 2004 — Pride International, Inc. (NYSE: PDE) today announced that it has entered into an agreement, subject to standard closing conditions, for the sale of $500 million principal amount of 7 3/8% Senior Notes due 2014. The notes will be senior unsecured obligations of Pride. The sale of the notes is expected to close on July 7, 2004.

     The net proceeds from this offering will be used to retire Pride’s outstanding 9 3/8% Senior Notes due 2007 and 10% Senior Notes due 2009, including the applicable premium and accrued and unpaid interest, and Pride’s outstanding 9% Senior Convertible Notes due December 2004, and unpaid interest.

     The notes being sold by Pride will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

     This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 328 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 31 tender-assisted, barge and platform rigs, as well as 249 land rigs.